                          AMENDMENT TO RIGHTS AGREEMENT

            THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of
April 3, 2002, is between DATATEC SYSTEMS, INC., a Delaware corporation (the
"Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as rights agent
(the "Rights Agent").

                                   WITNESSETH

            WHEREAS, the Company and the Rights Agent, entered into a Rights
Agreement dated as of February 24, 1998 (the "Rights Agreement"); and

            WHEREAS, concurrently with the execution hereof, the Company has entered into that certain Subordinated Secured Convertible Debentures and
Warrants Purchase Agreement by and among the Company, Halifax Fund, L.P.
("Halifax"), and Palladin Opportunity Fund, L.L.C. ("Palladin" and together with
Halifax, the "Investors") dated as of April 3, 2002 (the "Purchase Agreement");
and

            WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Purchase Agreement and the transactions contemplated thereby; and

            WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company; and

            WHEREAS, pursuant to a resolution duly adopted on March 12, 2002, the Board of Directors of the Company has adopted and authorized the amendment of the Rights Agreement to amend the definition of "Acquiring Person"; and

            WHEREAS, the Board of Directors of the Company has resolved and determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement.

            NOW, THEREFORE,

            1. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

                        (a)  "Acquiring  Person"  shall mean any Person (as such
            term  is  hereinafter  defined)  who or  which,  together  with  all
            Affiliates and Associates (as such terms are hereinafter defined) of such  Person,  after the date hereof,  shall  become the  Beneficial
            Owner (as such term is  hereinafter  defined)  of 15% or more of the
            Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the  Company,  any  employee  benefit  plan of the Company or of any
            Subsidiary of the Company,  or any entity  holding Common Shares for or  pursuant  to the  terms of any such  plan.  Notwithstanding  the foregoing,  neither Ralph Glasgal nor

            Christopher J. Carey, shall be deemed an Acquiring Person for any purpose of this Agreement, provided, that each such Person together with his Affiliates does not become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock of the Company; and
            neither Halifax Fund, L.P. nor Palladin Opportunity Fund, L.L.C.
            shall be deemed an Acquiring Person for any purpose of this
            Agreement.

                        Notwithstanding the foregoing, no Person shall become an
            "Acquiring  Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares  outstanding, increases the proportionate  number of shares  beneficially owned by such Person to 15% or more of the Common  Shares of the Company then outstanding;  provided,  however,  that if a Person shall become the
            Beneficial  Owner of 15% or more of the Common Shares of the Company then  outstanding  by reason of share  purchases  by the Company and shall,  after  such  share  purchases  by the  Company,  become  the
            Beneficial  Owner of any  additional  Common  Shares of the Company, then  such  Person  shall be  deemed  to be an  "Acquiring  Person".
            Notwithstanding  the  foregoing,  if the Board of  Directors  of the
            Company  determines in good faith that a Person who would  otherwise be an  "Acquiring  Person",  as defined  pursuant  to the  foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as  practicable a sufficient  number of  Common  Shares  so  that  such  Person  would  no  longer  be an
            "Acquiring Person," as defined pursuant to the foregoing  provisions of this paragraph (a), then such Person shall not be deemed to be an
            "Acquiring Person" for any purposes of this Agreement.

            2. This Amendment to the Rights  Agreement  shall be effective as of the date of this Amendment,  and all references to the Rights  Agreement  shall, from and after such time, be deemed to be references to the Rights  Agreement as amended hereby.

            3. The  undersigned  officer of the Company  certifies  by execution hereof that this Amendment is in compliance  with the terms of Section 27 of the
Rights Agreement.

            4. This  Amendment  may be executed  in any number of  counterparts, each of such  counterparts  shall for all  purposes be deemed to be an original, and all  such  counterparts  shall  together  constitute  but  one and the  same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of  competent  jurisdiction  or other  authority  to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions  of this Amendment  shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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                        IN WITNESS WHEREOF,  the parties hereto have caused this
Amendment to be duly executed as of the date first above written.

                                      DATATEC SYSTEMS, INC.

                                      By:  /s/ Isaac J. Gaon
                                         ---------------------------------------
                                      Name:  Isaac J. Gaon
                                      Title: Chief Executive Officer

                                      CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                                      By: /s/ Roger Bernhammer
                                         ---------------------------------------
                                      Name:  Roger Bernhammer
                                      Title: Vice President

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